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Exhibit 99(j)

                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use in this Post-Effective Amendment Number 7 to the Roulston Funds Registration Statement of all references to our firm included in or made a part of this Post-Effective Amendment.



McCurdy & Associates CPA's, Inc.
Westlake, Ohio
February 24, 2000